Sch14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

⌧	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Juniata Valley Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Sch14

notice

218 Bridge Street, Post Office Box 66, Mifflintown, PA 17059  Telephone: (855) 582-5101

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Online meeting only – no physical meeting location

Date:	May 16, 2023
Time:	10:30 a.m. EST
Place:	Online at www.meetnow.global/MMLYV4Z

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held virtually, online. There will be no physical location for shareholders to attend the Annual Meeting. Shareholders may participate in the meeting online by accessing the internet at www.meetnow.global/MMLYV4Z and logging into the Annual Meeting (no password is required) using the control number that appears on your proxy card and the instructions that accompanied your proxy materials.

Matters to be voted on:

1.	Election of Directors: Election of two Class C directors to serve until the 2026 Annual Meeting.
2.	Say on Pay Proposal: A non-binding “Say on Pay” proposal to approve the compensation of the named executive officers.
3.	Other Business: Any other business properly brought before the shareholders at the meeting and any adjournment or postponement thereof.

You may vote your shares of common stock at the Annual Meeting if you owned the shares at the close of business on February 17, 2023, the record date for the Annual Meeting. Your vote at the Annual Meeting is very important to us. Please vote your shares of common stock now by one of the following methods if you are a registered holder: (1) electronically using the Internet at www.envisionreports.com/JUVF; (2) by phone using the phone number 1-800-652-8683; or (3) by mail, as described below.  You will need the control number appearing on your proxy card to vote by either of the first two methods. You may also vote by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope. If you hold your shares through an intermediary, such as a broker, please follow the voting instructions you received from that intermediary. Even if you submit a proxy, you may still attend the virtual meeting and vote in online during the meeting. The proxy statement and enclosed proxy card was first mailed to shareholders on or about April 4, 2023.

BY ORDER OF THE BOARD OF DIRECTORS

Michael Wolf
Secretary
Mifflintown, Pennsylvania
April 4, 2023

General Information

This proxy statement contains information about the 2023 Annual Meeting of shareholders of Juniata Valley Financial Corp. We refer to Juniata Valley Financial Corp. in this proxy statement as the “Company”, “Juniata”, “we,” “our” or “us.”  The Company is the holding company for The Juniata Valley Bank, which we refer to as the “Bank.”  We first mailed this proxy statement and the enclosed proxy card to shareholders on or about April 4, 2023.

Date, Time and Place of Meeting

The Annual Meeting of the shareholders of the Company will be held at 10:30 a.m. EST on Tuesday, May 16, 2023.  The meeting will be held virtually, online – there will be no physical location at which shareholders may attend the meeting.  Shareholders will be able to log into the virtual Annual Meeting platform beginning at 10:15 a.m. on May 16, 2023 through the following website: www.meetnow.global/MMLYV4Z (the “Annual Meeting”). You will log onto the virtual Annual Meeting by entering the control number found on your proxy card or instructions accompanying your proxy materials (no password is required). You may submit questions, either before the meeting or during the meeting, using the online platform.  If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting. You must submit proof of your proxy power (legal proxy) reflecting your Company shareholdings along with your name and email address to Computershare.  Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 11, 2023. You will receive a confirmation of your registration by email after we receive your registration request.  Requests for registration should be directed to us as follows:

By email:	Forward an email from your broker, or send a legible image of your legal proxy, to legalproxy@computershare.com.

By mail:	Computershare
Juniata Valley Financial Corp Legal Proxy
P.O. Box 43078
Providence, RI 02940-3078

Registered shareholders (i.e. shareholders who hold their shares directly through our transfer agent, Computershare), do not need to register to attend the Annual Meeting on the Internet.  Please follow the instructions on the Annual Meeting notice or proxy card that you received.

The rules that will govern the conduct of the virtual meeting are attached to this document at Exhibit A.

Purpose of the Meeting

The shareholders will be asked to consider and vote upon the following matters at the meeting:

●	the election of two Class C directors to serve until the 2026 Annual Meeting;
●	a non-binding “Say on Pay” proposal to approve the compensation of the named executive officers; and
●	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Solicitation of Proxies

The enclosed proxy is being solicited by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting. The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, printing and mailing the proxy statement and all related materials. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to items to be presented at the Annual Meeting.

The executive offices of the Company are located at 218 Bridge Street, Mifflintown, Pennsylvania 17059, where the telephone number is (855) 582-5101. The Company’s mailing address is P.O. Box 66, Mifflintown, PA  17059.

Voting Procedures

Who can vote?

Only holders of shares of common stock, par value $1.00 per share, of the Company (the “common stock”) as shown on the books of the Company at the close of business on February 17, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. A total of 5,003,059 shares of common stock were outstanding on the Record Date and entitled to vote at the Annual Meeting. As of the Record Date, the Trust Department of the Bank, as sole trustee, held 35,130 shares of the Company’s common stock, which is 0.70% of the total number of shares outstanding as of that date. Pursuant to the Bank’s policy, the Trust Department will vote these shares at the Annual Meeting in favor of each nominee for director named in this proxy statement, in favor of the non-binding “Say on Pay” proposal to approve the compensation of the named executive officers (“Say on Pay”) and, as to other matters, in accordance with the recommendations of the Board of Directors, as long as voting authority is conferred on the Trust Department in the trust or account instrument. Each share of common stock entitles the holder to one vote on all matters to be voted upon. The enclosed proxy card shows the number of shares you may vote. The presence, virtually (by logging into the meeting) or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

What vote is required?

The directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Because two directors are being elected at the 2023 Annual Meeting, the two nominees receiving the greatest number of votes will be elected.  Approval of the Say on Pay proposal requires the number of votes cast in favor of the proposal to exceed the number of votes cast against it. All other matters to be voted on at the Annual Meeting must be approved by the holders of a majority of the votes cast at the Annual Meeting.

How are votes counted?

The judge of election will treat shares of Juniata Valley Financial Corp. common stock represented by a proxy that is signed and returned by any permitted method (i.e. online, telephone or by mail) as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Juniata Valley Financial Corp. that the record holder does not have authority to vote such shares on that matter) as present for purposes of determining a quorum if such shares have been voted at the meeting on any matter, other than a procedural motion. Abstentions and broker non-votes are not votes cast and will have no effect on the election of directors or approval of the Say on Pay proposal. Because directors are elected by a plurality of the votes cast, “withhold” votes have no impact on the outcome of the election of directors.

Can I change my vote after I have already voted?

If you grant a proxy, whether online, by telephone or by returning your proxy card by mail, you may revoke your proxy at any time until it is voted by:

●	delivering a written notice of revocation or submitting a later-dated proxy through any permitted means so long as such notice or later date proxy is received prior to the vote. If done by mail, such notice or later dated proxy should be sent to Michael Wolf, Secretary, Juniata Valley Financial Corp., 218 Bridge Street, P.O. Box 66, Mifflintown, Pennsylvania 17059; or
●	logging into the Annual Meeting and voting through the Internet meeting platform.

Your last vote is the vote that will be counted. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the two nominees for director identified in this Proxy Statement and FOR the approval of the Say on Pay proposal. Although the Board of Directors knows of no other business to be presented, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company. If you hold your shares through an intermediary, such as a broker, please follow the voting instructions you received from that intermediary to understand how and when you can change your vote.

Can I vote during my attendance at the Annual Meeting?

Yes. You may log onto the Annual Meeting and cast a vote through the Internet meeting platform during the meeting, whether or not you have previously voted. If you have previously voted, your vote during the Annual Meeting before the chair of the meeting announces that the polls are closed will revoke your proxy vote. However, we encourage you to submit your proxy in advance of the Annual Meeting through one of the following permitted means to ensure that your vote is counted: (1) electronically using the Internet at www.envisionreports.com/JUVF; (2) by phone using the phone number 1-800-652-8683; or (3) by mail. To vote electronically or by phone, you will need the control number appearing on your proxy card. You may also vote by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope.  Using the Internet or your phone to submit a proxy is quick and easy, and we encourage your use of one of those two methods.  Instructions to submit your proxy by internet or phone is contained on your proxy card. If you hold your shares through an intermediary, such as a broker, please follow the voting instructions you received from that intermediary.

Management

DIRECTORS OF THE COMPANY

General

With respect to directors, the Company’s bylaws provide that:

●	the Board of Directors consists of not less than five nor more than 25 directors;
●	there are three classes of directors (A, B and C), as nearly equal in number as possible;
●	each class is elected for a term of three years; and
●	the term of each class is staggered so that the term of office of one class of directors will expire each year.

The Board of Directors currently consists of eight directors.

Director Qualifications

The process for identifying and evaluating any individual nominated for board membership, including those nominated by a shareholder, is described in the “Nominating Committee” section below. Specific information on the experience, qualifications, attributes or skills of the Company’s nominees and continuing directors is described in the summary biographies below.

The Company follows the NASDAQ listing standards for determining the independence of directors and committee members. The Board of Directors determined that seven (7) of the current eight (8) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Buffington, Dreibelbis, Havice, Kelsey, Scanlon, Scarnati and Wagner met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his individual exercise of independent judgment. In addition, the members of the Company’s Audit Committee and Personnel and Compensation Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission (“SEC”) for service on these committees. The Board of Directors considered the relationships and other arrangements, if any, of each director with the Company when independence was reviewed. In determining the directors’ independence, the Board of Directors considered any services provided to the Company, loan transactions between The Juniata Valley Bank and the directors, their respective family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom the directors are associated.

The discussion forth below provides each continuing director’s or nominee’s background, experience, qualifications, attributes or skills that led the Nominating Committee to conclude that these persons should serve as directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominating Committee has nominated the three persons named below as directors. Although we do not know of any reason why any of these nominees might not be able to serve, we may propose a substitute nominee if any nominee is not available for election. Unless you indicate otherwise, your proxy will be voted in favor of the election of those nominees. Each nominee for the position of Class C Director is currently a director of the Company and the Bank, and has been determined to be independent, as noted above.

Nominees for Election as Directors to Continue in Office until the 2026 Annual Meeting (Class C)

Gary E. Kelsey. Mr. Kelsey, age 60, is a lifetime resident of Potter County Pennsylvania, where he held the elected position of Potter County Register of Wills and Recorder of Deeds from 1988 to 2020. Mr. Kelsey retired in 2020 after serving over 32 years of public service. He currently is a partner in ABLR Holding Partnership, which owns commercial real estate in the northern Pennsylvania region. Mr. Kelsey has a degree in criminal justice and studied at Jamestown Community College and Mansfield University. He resides in Coudersport, Pennsylvania. Mr. Kelsey was a director of FNBPA Bancorp, Inc. from 1996 until 2015, when FNBPA was acquired by the Company, and he has been a director of the Company and the Bank since 2015.

Mr. Kelsey’s combined 26 year tenure as a director at FNBPA and Juniata makes him a valuable member of our board. He possesses valuable institutional knowledge as to the former FNBPA, now referred to as our Northern Tier region, and an understanding of the banking industry. His long-time residency and community involvement in our Northern Tier region provide insight as we identify business opportunities and challenges in the area. While serving as an FNBPA director, Mr. Kelsey was a member of the Compensation, Trust, Audit and Business Relations committees. Mr. Kelsey currently serves as Chairman of the Strategic Planning Committee and is a member of the Audit, Personnel and Compensation, Trust and Loan Committees for the Company. The Board has determined that Mr. Kelsey is independent under NASDAQ and SEC standards.

Joseph B. Scarnati III. Mr. Scarnati, age 61, is a third-generation businessman and has been a public servant of for more than 30 years. He was born and raised in Brockway, Jefferson County, Pennsylvania, where he began his career in his family's food business. After 20 years in the private sector, which included service on the Brockway Borough Council, Mr. Scarnati was elected in 2000 to represent the 25th Pennsylvania Senatorial District and spent two decades serving the district.  In 2006, Mr. Scarnati was elected as Senate President Pro-Tempore, a job that put him in command of the senate during some of the most crucial years in Pennsylvania history, including the state's recovery from the Great Recession of 2008, important budget negotiations, and the expansion of the state's energy industry. In November of 2008, Mr. Scarnati became Pennsylvania's 31st lieutenant governor following the death of Catherine Baker Knoll. He served the remainder of Knoll's term, which ended January 2011. Following his retirement from the Pennsylvania Senate at the end of his term in 2020, Mr. Scarnati went on to join Allegheny Strategy Partners, a lobbying and consulting firm with offices in Pittsburgh, Harrisburg, and Brockway where he is currently employed. Additionally, Mr. Scarnati is the owner of The Dan Smith Candy Company with his wife, Amy, which they purchased in 2015 and have expanded to four new locations in western Pennsylvania. Mr. Scarnati has served as a director of the Company and the Bank since 2022.

Mr. Scarnati has over 40 years of experience in the private sector owning and operating numerous successful businesses. He also has over twenty years of public service with a statewide presence which gives him unique qualifications along with hands on experience. His perspective as a businessman brings valuable knowledge and experience in financial matters. Mr. Scarnati currently serves as a member of the Trust and Loan Committees. The Board has determined that Mr. Scarnati is independent under NASDAQ and SEC standards.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF THE TWO NOMINEES IDENTIFIED ABOVE.

Directors to Continue in Office until the 2024 Annual Meeting (Class A)

Martin L. Dreibelbis. Mr. Dreibelbis, age 69, has been a member of the Board of the Company and the Bank since 1998 and served as Chairman of the Board from 2001 to 2004 and from 2007 to 2010 and is the current the Vice Chairman of the Board. He had been a self-employed consultant to the petroleum industry from 1992 until 2012 and, prior to that, he was President of Horning Oil Company. Mr. Dreibelbis also serves as a Supervisor for Walker Township, Juniata County, Pennsylvania, since 2007. Mr. Dreibelbis provides the Company’s Board of Directors with the benefit of knowledge gained from his business experiences as well as his community involvement. His affiliation with local business leaders, community activities and charitable organizations give him a well-rounded view of our markets.

During his long-term membership of the Company’s Board of Directors, Mr. Dreibelbis has gained extensive knowledge of the financial services industry and its corporate governance requirements, which contributes to his qualification as an effective member of the Board, where he serves as Chairman of the Personnel and Compensation Committee. Further, he is currently a member of the Nominating, Asset Liability Management and Strategic Planning Committees as well as the Loan Committee. The Board has determined that Mr. Dreibelbis is independent under NASDAQ and SEC standards.

Richard M. Scanlon, DMD. Dr. Scanlon, age 74, owned and operated his own dentistry practice, based in Belleville and Lewistown, Pennsylvania, from 1976 until 2016 when he retired from his practice and recently retired as a dental consultant to the Central PA Institute of Science and Technology. He received a Bachelor of Science degree and his DMD Dental degree from the University of Pittsburgh. He is a Fellow of the American Academy of Forensic Sciences and a Fellow of the International College of Dentists. He retired in 2021 from a position with the University of North Texas as a Regional Forensic Odontologist for NamUs, a federal database for missing and unidentified persons which he held for 13 years. He has served as President of the Lewistown Hospital Medical Staff for two years, been a member of the Board of Directors of Lewistown Hospital for twelve years and a board member of the non-profit Mifflin-Juniata County Dental Clinic. For six years, he served as member and Chairman of the Lewistown Hospital Credential Committee. Dr, Scanlon was a director of the Lewistown Trust Company prior to its acquisition by the Company. He has been a director of the Company and the Bank since 1998 and currently serves on the Audit and Strategic Planning Committees as well as the Loan Committee and is Chairman of the Trust Committee.

Dr. Scanlon’s professional background and history of community service provide a level of diversity to the Board, as the focus of his business is as a service provider. His perspective in the areas of customer and shareholder satisfaction relative to how each relates to organizational growth adds to his qualifications as a director. The Board has determined that Dr. Scanlon is independent under NASDAQ and SEC standards.

Michael A. Buffington. Mr. Buffington, age 48, is the founder and President of Buffington Property Management LLC, MAT Plaza LLC, Monument Square Center LLC and MAB Holdings LLC, a group of companies that own and manage commercial and residential properties in central Pennsylvania. He is also the founder and President of One-Stop Communications in Lewistown, Pennsylvania, a retail provider of personal and business communication products and services. He serves on several community organizations in Mifflin County, including Downtown Lewistown Inc., the Juniata River Valley Chamber of Commerce and the Community Advisory Board of Geisinger-Lewistown Hospital.

Mr. Buffington’s history of involvement in business and community development efforts within Juniata’s market areas as well as his affiliation with local business leaders allows him to provide a broad view of business-owners’ financial needs to the Board and assess risk during changing business environments. Mr. Buffington has been a director of the Company and the Bank since March 2017 and currently serves as Chairman of the Nominating Committee and is a member of the Personnel and Compensation, Trust, Asset Liability Management and Loan Committees.

Directors to Continue in Office until the 2025 Annual Meeting (Class B)

Marcie A. Barber. Ms. Barber, age 64, has been the Chief Executive Officer and director of the Bank and the Company since 2010.  She had been Senior Vice President and Chief Operating Officer of the Bank from 2007 to 2010. She was Senior Vice President and Community Office Division

Manager since November 2006. Prior to joining the Company, Ms. Barber was Senior Vice President of the First National Bank of Mifflintown, serving as Credit Services Division Manager for 8 years. Prior to her tenure with First National Bank of Mifflintown, Ms. Barber spent 16 years with Mellon Bank in Retail Bank Management and Commercial Lending.

Ms. Barber’s various management roles within a number of banks during her 34 years of service, including the 10 years she has served in an executive capacity of the Company, give her a broad understanding of the financial services industry, the Company’s operations, corporate governance matters and leadership experience, thereby qualifying her to serve on the Board of Directors. Ms. Barber served the boards of PA Bankers and PABSC. She currently serves on the board and executive committee of the Mifflin County Industrial Development Corp and is a director of Atlantic Community Bankers Bank and chairs its Enterprise Risk Management Committee.

Timothy I. Havice. Mr. Havice, age 75, has been the owner and principal of T. I. Havice Development, a development company based in Lewistown, Pennsylvania, since 1975. He has been a director of the Bank and the Company since 1998 and is currently Chairman of the Board. He had served as Chairman previously from 2004 to 2007. Mr. Havice also served on the Board of Directors of Liverpool Community Bank, a bank in which Juniata owned 39.16% of the outstanding common stock, until acquisition of 100% of Liverpool by the Company on April 30, 2018. He formerly held the position of Chairman of the Board of Directors of Mutual Benefit Insurance Company where he served on the Audit and Compensation Committees. Mr. Havice is a past member of an advisory board for Mellon Bank, director of Lewistown Trust Company (a predecessor to Juniata Valley Financial Corp.) and director of Select Risk Insurance Company. Mr. Havice serves on the Nominating, Audit, Strategic Planning, Asset Liability Management, Personnel and Compensation, Nominating and Loan Committees of the Company.

As a result of numerous years as a successful entrepreneur in a variety of business ventures, Mr. Havice provides the Company’s Board of Directors with a businessperson’s perspective of what is required for a business to be successful. His experience as director of other companies gives him insight into the importance and structure of corporate governance and risk assessment. In his capacity as Director of Mutual Benefit Insurance Company, he gained valuable experience in executive compensation issues. The Board has determined that Mr. Havice is independent under NASDAQ and SEC standards.

Bradley J. Wagner. Mr. Wagner, age 49 earned a Bachelor of Science degree in Accounting from Messiah University in 1995, and was employed as a CPA for Arthur Andersen, LLP from 1995 through 1999. He has been the part owner of Hoober Feeds LLC, located in Gordonville, Pennsylvania, from 2010 to 2020, and President of Hegins Feed and Supply, Inc. located in Hegins, Pennsylvania, from 2015 to 2020. In May 2019, L&K Feed Mill, which was partially owned by Mr. Wagner, was sold to the Wenger Group. At that time, Mr. Wagner was named Chief Operating Officer and Vice President of Manufacturing of Wenger Feeds, LLC. His duties entail oversight of feed production at all Wenger Feeds feed production facilities as well as Customer Service and Logistics. He currently serves as a member of the Board of Directors of Mutual Benefit Insurance Company and participates on their Audit Committee. He also has served as chairman of the board of his church and has previously led the Stewardship Committee, whose responsibilities include budget preparation and monitoring, fund raising and compliance with non-profit regulations.

Mr. Wagner has been a director of the Company and the Bank since 2014. With a background as a Certified Public Accountant who has audited SEC reporting bank holding companies and with financial and business expertise and experience in the agricultural arena, he brings a unique and valuable perspective to the Company’s Board of Directors. The Board has determined that he is independent under NASDAQ and SEC standards. The board has further determined that he meets both the NASDAQ and SEC requirements to be designated as a “financial expert” for the Company and, accordingly he serves as Chairman of the Audit Committee. In addition, Mr. Wagner serves as Chairman of the Asset Liability Management and is a member of the Loan Committee.

Executive Officers of the Company

In addition to Ms. Barber, the following individual serves as an executive officer of the Company.  The executive officers will hold office until their successors are appointed.

Michael W. Wolf. Mr. Wolf, age 59, has been with the Company since 2021 and is an Executive Vice President of the Company. He has been Treasurer, Chief Financial Officer of the Company and Secretary to the Board of Directors since June 2022. Mr. Wolf has 25 years of experience in the financial sector. His background includes public accounting and internal audit experience. He has served as Vice-President at the National Bank of North East from 1994 to 2001, Middlefield Bank from 2009 to 2011, Northwest Bank from 2011 to 2018 and Dollar Bank from 2018 to 2020, with an emphasis on regulatory, SEC and internal reporting, technical accounting assessments, internal controls and accounting policy implementation. Mr. Wolf served as a member of the Accounting Advisory Counsel for the Financial Managers Society.

Corporate Governance and Board Matters

Shareholder Communications with the Board

The Board has established a procedure whereby shareholders are able to communicate directly with the Board by addressing communications either to the Audit Committee Chair or, in the case of recommendations for Board candidates, the Secretary, c/o Juniata Valley Financial Corp., 218 Bridge Street, Post Office Box 66, Mifflintown, Pennsylvania 17059.  Every communication directed to the Audit Committee Chair will be delivered directly to the Audit Committee Chair, who will in turn forward the communication to the appropriate member(s)/committee of the Board and to the Board as a whole. All communications regarding nominations that are sent to the Secretary will be forwarded to the Chair of the Nominating Committee.

Risk Oversight

We face a broad array of risks, including market, operational, strategic, legal, regulatory, reputational, and financial risks. Management of risk is the direct responsibility of the Company’s Chief Executive Officer and the senior leadership team.  The Board has oversight responsibility, focusing on the adequacy of the Company’s enterprise risk management and risk mitigation processes. A fundamental part of setting the Company’s business strategy is the assessment of the risks the Company faces and how they are managed.  The Board administers its risk oversight function as a whole and through its committees, and uses the processes described below to help assess and monitor the risks we face.

In order to assist the board of directors in overseeing our risk management, we use enterprise risk management, a company-wide initiative that involves the board of directors, management and other personnel in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives.  These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, monitors the integrity of the Company’s financial reporting process and system of internal controls regarding finance, accounting and regulatory compliance, and monitors responses from management to recommendations for procedural changes. All members of the Audit, Nominating and Personnel and Compensation Committees are independent directors and meet regularly with management. The Loan Committee is comprised entirely of directors who rotate attendance at weekly meetings with management.

The other standing committees of the Board oversee management of risks relating to their respective areas of responsibility. Each committee requires proof of adherence to all applicable policies which they oversee. The Board is informed routinely of new regulations, current issues of importance, key examination points, and industry news, including internal and peer and competition activity by management at monthly Board meetings and periodic committee meetings.

Board Leadership Structure

It is the policy of the Company to separate its Chairman and Chief Executive Officer positions. We believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests. For example, if one individual serves as both Chairman and Chief Executive Officer, and that person is responsible for setting corporate goals, that situation could create the appearance of a conflict of interest. In his or her role as Chairman, the individual would have an interest in setting higher benchmarks in order to motivate corporate officers to improve the performance of the Company and thereby increase the shareholders’ return on their investment. On the other hand, in his or her role as Chief Executive Officer, that individual could arguably have an interest in setting a lower benchmark since the attainment of corporate goals is a factor in evaluating the performance of the Chief Executive Officer. The Board believes that separating the positions of Chairman and Chief Executive Officer eliminates issues such as these.

The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate). The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance.  The Company’s Nominating Committee periodically re-evaluates the Board’s leadership structure to ensure separation of the Chairman and Chief Executive Officer positions remains the most appropriate governance structure for the Corporation.

Related Party Transactions

During 2022, the Bank had, and expects to continue to have, banking transactions in the ordinary course of business with our directors and executive officers on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the Bank. Management believes that these loans present no more than the normal risk of collectability and do not present other unfavorable features. The Company’s Code of Conduct and Ethics (the “Code”) requires all directors, officers and employees to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. The Code contains specific prohibitions on financial or other interests in customers, borrowers, suppliers or other companies dealing with the Company and requires prior approval by the Senior Vice President/Human Resources Director in order to enter into any such arrangements. In addition, the purchase, lease or sale of assets to or from the Company by employees or directors also requires the prior approval of the Senior Vice President/Human Resources Director except in certain limited circumstances, such as a public sale. The Company did not engage in any transaction since the beginning of its last fiscal year, nor has any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Board and Committee Meeting Attendance

The Board of Directors of the Company met 12 times in 2022. No director attended fewer than 75% of the total number of meetings of the Board and the committee(s) on which he or she served. The Board has standing Audit, Nominating and Compensation Committees, in addition to other committees that are more specifically related to the banking business. The Board has adopted a policy requiring the attendance of all directors at the Annual Meeting, absent extenuating circumstances. All members of the Board attended the 2022 Annual Meeting.

Audit Committee

Members, Number of Meetings, Function, Charter and Audit Committee Financial Expert

The members of the Audit Committee are Bradley Wagner (Chairman), Gary E. Kelsey, Timothy Havice and Richard Scanlon. Each member is an independent director and qualified to serve on the Audit Committee based on the heightened qualifications for enhanced independence and financial literacy established by NASDAQ and applicable SEC regulations. The Board of Directors has determined that Mr.Wagner meets the SEC requirements to qualify as a financial expert. The Audit Committee met four times in 2022. The Committee’s responsibilities include monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance, monitoring the independence and performance of the Company’s independent registered public accountants and internal auditing department and providing an avenue of communication among the independent registered public accountants, management, the internal auditing department and the Board of Directors. The Committee, along with the Board of Directors, has formally adopted an Audit Committee charter setting forth the Committee’s responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab.

Report of the Audit Committee

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of not just the acceptability, but also the quality, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

Crowe LLP (“Crowe”), the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the Company’s financial statements. The Committee discussed with representatives of Crowe judgments as to both the acceptability and the quality of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accountants in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and the SEC. We have also received from Crowe written disclosures and a letter concerning the firm’s independence with respect to the Company, as required by the Public Company Accounting Oversight Board Ethics and Rule 3526, (Communication with Audit Committees Concerning Independence) and has discussed with Crowe, the firm’s independence.

The Committee discussed with both the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Crowe, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SED.

By: Bradley Wagner, Chairman, Gary Kelsey, Timothy Havice and Richard Scanlon

Nominating Committee

Members, Meetings, Function and Charter

The members of the Nominating Committee are Michael Buffington (Chairman), Martin Dreibelbis and Timothy Havice. Each member is an independent director, meeting the qualifications for independence established by NASDAQ. The function of the Committee is to identify and recommend qualified candidates for election to the Board of Directors and to nominate candidates to fill vacancies that occur between shareholder meetings. A current copy of the Committee’s charter is posted on the Company’s website at jvbonline.com, under the Investor Relations tab. The Nominating Committee met three times in 2022. The Committee considers potential candidate skill sets and background, current board skill sets and backgrounds, diversity of the Board and the ability of a person to devote the necessary time to serve as a Director when assessing a candidate’s qualifications. Candidates for director are selected for their character, judgment, business experience, expertise and acumen. The Company’s Bylaws state that no person shall be eligible to be elected as a Director if he or she shall have attained the age of seventy-five years on or prior to the date of his or her election. However, by resolution of the Board, a director’s service may continue for up to one year beyond the director’s 75th birthday.

Process for Identifying and Evaluating Nominees for Director

The Committee utilizes current Board members, management and other appropriate sources to identify potential nominees. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommends nominees for approval by the Board of Directors and shareholders. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community and current knowledge and contacts in the communities in which the Company does business. The Company does not have a separate written policy on how diversity is to be considered in the director nominating process however diversities in viewpoints, backgrounds, and experience are informally considered, as well as ability and willingness to commit adequate time to Board and committee matters. The Committee assesses the fit of the individual’s skills and personality with those of other directors and potential directors in creating a Board that is effective and responsive to its duties and responsibilities and has the right composition to perform its oversight functions effectively.

The Nominating Committee will receive and consider nominee recommendations that shareholders address to the Secretary of the Company at the address listed on the first page of this proxy statement. If a shareholder wishes to nominate candidates for election at the Annual Meeting, the shareholder must comply with the procedures contained in the Company’s Bylaws, which include a requirement that the shareholder deliver or mail a notice to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting stating his or her name, residence address and the number of shares of the Company owned. The notice must also contain the following information on each proposed nominee:

●	The name, address and age of the nominee;
●	The principal occupation of the nominee;
●	The number of shares of the Company common stock owned by the nominee; and
●	The total number of shares that, to the shareholder’s knowledge, will be voted for the nominee.

The same process is used to evaluate both Board nominees and shareholder nominees. The Chairman of the meeting will disregard any nomination made at the Annual Meeting that does not comply with the required procedure, and the judges of election will disregard any votes cast for such nominees.

Personnel and Compensation Committee

The Personnel and Compensation Committee makes recommendations to the Board regarding executive compensation. The committee, along with the Board of Directors, has formally adopted a Personnel and Compensation Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab. Members are Martin Dreibelbis (Chairman), Timothy Havice, Gary Kelsey and Michael Buffington. Each member of the Personnel and Compensation Committee was independent, and continues to be independent, based on the heightened requirements for independence established by NASDAQ and the SEC. The Personnel and Compensation Committee meets as often as is necessary but must meet at least three times each year. The Committee met three times in 2022. None of the members of the Personnel and Compensation Committee has been an officer or employee of the Company or the Bank at any time.

Role of the Personnel and Compensation Committee

The Personnel and Compensation Committee is established to provide oversight of the Company’s human resource function and to make recommendations to the Board of Directors on compensation matters as deemed appropriate. The Committee is responsible for development of all proposals regarding executive compensation and for review of all active plans involving short or long-term compensation. The Committee does not have final authority on compensation proposals but must approve all compensation-related proposals (including all plan revisions) before those proposals are presented to the Board for final approval. Some of the specific responsibilities of the Committee include the following:

●	Establishing an executive compensation philosophy and strategy and compensation program design and implementation;
●	Determining executive benefit packages to ensure a competitive compensation and benefits package;
●	Updating provisions within the Company’s incentive plan(s) for goal setting and determination as to whether targets have been met;
●	Approving stock-based compensation awards under the Company’s Long-Term Incentive Plan;
●	Participating in the executive selection process;
●	Reviewing and approving investment strategy and options for the Company’s defined contribution (401(k)) plan;
●	Considering discretionary annual performance and bonus payouts;
●	Maintaining a current management succession plan;
●	Engaging and directing a human resources consultant, if needed;
●	Maintaining a current and effective Personnel and Compensation Committee Charter;
●	Reviewing and approving the Director and Advisory Board fee schedules;
●	Approving a human resource policy which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning; and
●	Approving employment and change in control severance agreements

Committee Advisors/Consultants

In 2022, the Committee continued to engage Mosteller & Associates, a human resource consulting firm, to provide analysis and advice on executive compensation-related matters (including assessment of peer groups, competitive market data, and pay mix and compensation design). The Committee considered the independence of Mosteller & Associates in light of SEC rules and NASDAQ listing standards. The Committee concluded that the work performed by Mosteller & Associates did not raise any conflict of interest and concluded that Mosteller & Associates continues to be  independent. The Company does not have a policy that limits the other services that an executive compensation consultant can perform. Mosteller &

Associates did not provide additional services in 2022 with associated fees in excess of the $120,000 SEC disclosure threshold for a consultant. During 2022, the Committee requested Mosteller & Associates to provide:

●	Advice for the establishment of performance criteria and factors for the Employee Annual Incentive Plan (“EAIP”) for 2022;
●	Executive compensation review of the positions of Chief Executive Officer and Chief Financial Officer. The scope of the review included a proxy statement analysis completed in April of 2022 (based upon proxy statements filed for 2021). The analysis encompassed reported compensation of the similarly ranked executive positions in a defined peer group that included banks of similar size and structure; and
●	Advice for the establishment of market range guidelines for determination of appropriate executive stock awards.

In addition, as part of the benchmarking process, data from two published surveys was used to provide a broader view of compensation practices. The market study provides for comparison of annual base rates of pay and bonus payouts on a position-by-position basis.

Philosophy/Objectives of Executive Compensation Programs

The success of our Company is dependent upon the attraction and retention of key employees. Although compensation tools and programs inevitably must be adjusted as conditions change, the Company’s compensation philosophies are designed to align with business objectives. The Company provides its executives with a mix of compensation, including base pay and the opportunity for annual short-term incentive cash awards and long-term equity awards, which is designed to reward short and long-term positive financial performance by the Company.

We believe a competitive base salary is important to attract and retain qualified executives. We believe annual performance-based bonuses are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our shareholders. Equity-based compensation is intended to provide a strong incentive for executives to remain with the Company by linking their compensation to the return on and market value of our shares over time.

All components of executive compensation are designed to enable the Company to:

●	attract, motivate and retain results-oriented executives and key management employees;
●	tie executive compensation to shareholder return;
●	link compensation directly to the organization’s strategic objectives; and
●	reward collective and individual (as appropriate) performance contributing to the overall success of the organization.

For both the short-term and long-term incentive plans, designated performance goals:

●	are designed to align with the Company’s business objectives;
●	are chosen to reward results that increase shareholder value;
●	are targeted to achieve budgeted ratios;
●	focus on expanding the Company into new geographic markets; and
●	include a focus on organizational efficiency.

Additionally, the Company offers retirement benefits to all its employees through a defined contribution 401(k) plan with a 3% employer safe harbor contribution and an employer matching contribution. The matching contribution is designed so that all employees could receive employer contributions of up to an additional 4% of salary, based on individual salary deferral levels. We believe that this benefit is attractive to both executives and other employees. In addition, executive officers participate in a salary continuation plan and a split-dollar life insurance benefit and are parties to a change of control severance agreement. These benefits were designed and selected to be appealing to potential and existing key employees, in comparison to those benefits offered by other banks in our general competitive geographic area.

In determining the amount of each element of executive compensation, the following key items are considered:

●	market-competitiveness within the general geographic area;
●	appropriate balance of risk/reward; and
●	company/business unit/individual performance.

The Committee believes that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Internal controls and risk oversight provided by the Audit and Asset/Liability Management Committees, as well as internal policies and compliance standards, are designed so that no one individual can implement new products or pricing strategies, enter into material contracts or commit to investment vehicles outside established guidelines. Additionally, the ratio of variable incentive-based compensation to base salary is relatively low.

Elements of Executive Compensation

Executive compensation policies are generally in line with Company policies for all employees, including the existence of a salary range, an annual base salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive compensation opportunities that focus executives on Company performance and success. The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. Our executive compensation program is designed to support our Company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders.

The Company’s named executive officers are identified in the Executive Compensation Table below the “Named Executive Officers”). Ms. McMinn, one of the Named Executive Officers retired in 2022. The principal components of total compensation for our Named Executive Officers are base salary, annual incentive bonus and equity-based incentives. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term. The Committee acknowledged the shareholders’ endorsement of the Company’s executive compensation practices by their approval of the non-binding Say on Pay proposal at the 2022 Annual Meeting.

Base Salary. The Chief Executive Officer’s base pay range is established, reviewed and updated periodically by the Board, as recommended by the Personnel and Compensation Committee. Guidance is received through compensation surveys of like positions in similarly sized community financial services organizations within the established peer group provided by the Committee’s human resources consultant. Pay adjustments for the Chief Executive Officer are determined annually by the Board using this data. While no mathematical weighting formula exists, the Committee considers all other factors which it deems relevant, including the Company’s financial results, the Company’s performance relative to its peer group, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year and current compensation levels, as well as the benchmark information. The Company targets salaries at the mid-range base pay of similar positions within the peer group and the market analysis. Base salary for the Chief Financial Officer is determined in the same way as the Chief Executive Officer position. The Committee generally establishes salary guidelines at levels that approximate the mid-range of the peer group. Additionally, in determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the peer group and internal pay equity.

Annual Incentive (Short-term). The Employee Annual Incentive Plan (“EAIP”) is designed to motivate executives to achieve favorable operating results. Awards are primarily based on overall financial performance utilizing measures such as earnings per share, return on average assets, return on average equity, asset quality and revenue growth, either individually or combined, depending on annual business objectives. Each year, the Company performance measures are established for all participants in line with budgeted expectations. Threshold, target and optimum or maximum performance measures are determined at the beginning of each year and based upon acceptable performance (threshold), budgeted performance (target) and a “stretch” performance goal (optimum or maximum).

The Personnel and Compensation Committee established performance criteria and factors for the Chief Executive Officer and the Chief Financial Officer, as well as other participants in the EAIP for 2022. The awards schedule was designed to include threshold, target and optimum performance criteria. Earnings per Share (EPS) (weighted at 75%) and Return on Average Equity net of AOCI (ROAE) (weighted at 25%) were designated as measures of performance for both categories for 2022. Both the Chief Executive Officer’s performance and the Chief Financial Officer’s performance are measured by these two performance factors. In addition, if the performance target thresholds are met, individual performance is further considered for upward or downward adjustment of the bonus amount. The threshold, target, and optimum levels of performance measures for 2022 were consistent with competitive industry performance objectives, and the Company believed the performance criteria were set at a level that created a likelihood of meeting, at minimum, the threshold levels during 2022. The target performance measures were each set at levels established in the Company’s annual budget for 2022 (EPS of $1.37 and ROAE of 8.89%), with threshold measures set at 95% of budget (EPS of $1.44 and ROAE of 9.36%) and optimum criteria (EPS of $1.58 and ROAE of 10.30%) set to reward performance significantly favorable to budget, up to 110% of target. For 2022, the Chief Executive Officer could receive an award of between 12% and 30% of base salary, subject to adjustment (+/– 50%) based on the executive’s individual performance. For the Chief Financial Officer in 2022, incentive awards could range from 10% to 24% of base salary, subject to adjustment (+/– 50%), based upon the executive’s individual performance. Awards are determined and paid annually after the financial results for the year have been determined. The Company’s target range for performance was met in 2022, and personal goals relating to strategic objectives were achieved. As a result, payouts were made to the CEO and the CFO according to the established formulas.

Long-Term Incentive Program (LTIP). The Long-Term Incentive Program is designed to reward contribution to the long-term appreciation in the value of the Company. The Committee strongly supports share ownership by its executives. We believe that the ownership of shares of our stock by our management team properly aligns their financial interests with the interests of our shareholders. The potential for awards is reviewed annually, although shares will not necessarily be awarded each year, depending upon the Company’s financial performance. For a participant to receive a grant through the program, he or she must have at least a satisfactory job performance review for the year. Stock awards are considered at the regularly scheduled board meeting in February or March of each year, and if awarded, the grant date is established as the date of board approval. The LTIP allows for stock grants of various types. Since 2016, only restricted stock awards have been used to reward executive officers. The restricted stock awarded vests three years from the date of the grant, provided that the executive officer remains employed on the vesting date. During the vesting period, the executives receive the dividends earned on the stock. Ms. Barber, Ms. McMinn and Mr. Wolf received 2,860, 1,760 and 500 restricted shares, respectively, on February 15, 2022, with a fair market value of $15.90 per share on the date of the award.

Executive Benefits. Supplemental executive benefits may include a salary continuation plan, a group-term life carve-out plan and employment and/or change of control agreements, which are described below.

Tax and Accounting Impact. Although the Company considers deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to certain members of executive management. None of the Company’s officers is compensated in an amount that would limit the deductibility by the Company of their compensation under Section 162(m).

Post-Employment Benefits

Change of Control Severance Agreement. We believe that companies should provide reasonable severance benefits to executives. These severance arrangements are intended to provide an executive with a sense of security in making the commitment to dedicate his or her professional career to the success of the Company. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for the executives to find comparable employment within a short period of time. Such arrangements also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to make a lump-sum severance payment to more cleanly sever the relationship as soon as practicable.

Our executive management and other employees have built the Company into the successful enterprise that it is today, and we believe that it is important to protect the executives in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our executive management are aligned with our shareholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Compared to the overall value of the Company, these potential change in control benefits are relatively modest. The cash components of any change in control benefits within the existing Change of Control Severance agreements are based upon the multiple of 2.95 times base salary for Ms. Barber and 2.00 times base salary for Mr. Wolf.

Change of control arrangements for Ms. Barber and Mr. Wolf are set forth in each of their respective agreements. Ms. Barber’s agreement was entered into on May 22, 2008 and continues as long as Ms. Barber holds the position of Chief Operating Officer or a higher position within the Company. Mr. Wolf’s agreement was entered into on April 26, 2022 and continues as long as Mr. Wolf is the Chief Financial Officer or holds a higher position within the Company. For purposes of the Change of Control Severance Agreements, change of control occurs when one of the following events takes place:

i)	An acquisition of securities of Juniata Valley Financial Corp. representing 24.99% or more of the voting power of the Company’s securities then outstanding;
ii)	A merger, consolidation or other reorganization of The Juniata Valley Bank, except where the resulting entity is controlled, directly or indirectly, by Juniata;
iii)	A merger, consolidation or other reorganization of Juniata, except where shareholders of Juniata immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of Juniata’s Board of Directors;
iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of Juniata to another entity, or a corporate division involving Juniata; or
v)	A contested proxy solicitation of the shareholders of Juniata that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of Juniata.

Specific conditions that would trigger payments pursuant to Ms. Barber’s and Mr. Wolf’s contracts following a change in control are as follows:

i)	Any involuntary termination of employment (other than for cause);
ii)	Any reduction in title, responsibilities or authority;
iii)	Any reduction in salary in effect immediately prior to the change in control, or any failure to provide benefits at least as favorable as those under any of the pension, life insurance, medical, health and accident, disability or other employee plans in which Ms. Barber or Mr. Wolf participated immediately prior to the change of control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the change of control, unless such reduction relates to a reduction applicable to all employees generally;
iv)	Any reassignment beyond a 45 minute commute by automobile from Mifflintown, Pennsylvania; or
v)	Any requirement that Ms. Barber or Mr. Wolf travel in performance of their duties on behalf of the Company for a greater period of time during any year than was previously required.

Under Section 280G of the Internal Revenue Code, a “parachute payment” to a “disqualified individual” may result in adverse tax consequences. A “parachute payment” means any payment in the nature of compensation to (or for the benefit of) a “disqualified individual” if (i) the payment is contingent on a change in the ownership of the corporation, the effective control of the corporation or in the ownership of a substantial portion of the corporation’s assets and (ii) the aggregate present value of the payments in the nature of compensation which are contingent on such change of control equals or exceeds three (3) times the “base amount”. An “excess parachute payment” means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. In general, “base amount” equals the disqualified individual’s average annualized compensation, which was includible as gross income (“annual includible compensation”), for the five years preceding the tax year at issue. The statute defines the term “disqualified individual” as an individual (1) who is an employee, independent contractor, or other person specified in regulations who performs personal services for any corporation, and (2) who is an officer, shareholder, or highly compensated individual of the corporation. If the provisions of Section 280G are triggered, the paying corporation is denied any deduction for employee compensation on any excess parachute payments, and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment (in addition to income taxes). These agreements in place with Juniata’s executives do not prohibit the making of payments in excess of the Section 280G limits.

Salary Continuation Agreement, as amended. The Bank executed Salary Continuation Agreements with Ms. Barber and Ms. McMinn in order to encourage these individuals to remain employees of the Bank through normal retirement age which is defined, for the purposes of this plan, as age 65. The Bank will not make any payments under this plan that would be a prohibited golden parachute payment. In addition to retirement, the plan has provisions for payment in the events of change of control and disability. Change in control means a change in the ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank. Disability means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve months. These agreements allow for payments under these circumstances as described in the section below, entitled “Potential Payments Upon Termination or Change in Control”.

Group Term Carve-out Plan – Bank-owned Life Insurance. The Bank has purchased life insurance policies which insure the lives of each of the Named Executive Officers. Under the Group Term Carve-Out Plan, each of the participating Named Executive Officers’ beneficiaries will receive benefits in the event of his or her death as follows:

●	If death occurs prior to termination of employment, the beneficiary will receive:
o	Three times the participant’s base annual salary up to a maximum of:
◾	$603,000 in the case of Ms. Barber; or

●	If death occurs after termination of employment, if the participant has achieved a vested insurance benefit, as defined in the Group Term Carve-Out Plan, the beneficiary will receive two times the participant’s base annual salary, subject to the same limits as noted above, for Ms. Barber, and subject to the limit stated below for Ms. McMinn.
o	$444,330 in the case of Ms. McMinn

The Bank is the sole owner and the direct beneficiary of death proceeds in excess of those allocated to each executive’s defined beneficiary. Any benefit qualifying as an excess parachute payment as defined in the Internal Revenue Code would be forfeited in the amount of the excess. Single-premium payments for this program were paid in 2007 in the amounts of $296,000 and $294,000, for the policies on the lives of Ms. Barber and Ms. McMinn, respectively.

Executive Compensation Tables

The following tables and narratives apply to the Company’s named executive officers.

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Comp- ensation(1) ($)	Change in Pension value and Non-qualified Deferred Compensation earnings(2) ($)	All Other Comp- ensation(3) ($)	Total

Marcie A.
Barber
President	2022	$ 349,615	$ -	$ 45,315	$ -	$ 89,152	$ 18,863	$ 29,517	$ 532,462
and Chief	2021	330,385	-	42,368	-	99,116	17,767	27,716	517,352
Executive Officer	2020	311,538	-	50,050	-	70,620	16,735	26,645	475,588

JoAnn N.
McMinn,
Executive Vice	2022	$ 119,684	$ -	$ 27,984	$ -	$ 20,107	$ -	$ 17,366	$ 185,141
President and	2021	219,852	-	25,818	-	52,764	-	23,660	322,094
Chief Financial	2020	210,383	-	30,800	-	38,150	-	23,165	302,498
Officer (5)

Michael W.
Wolf,
Executive Vice	2022	$ 221,285	$ -	$ 7,950	$ -	$ 39,831	$ -	$ 11,053	$ 280,119
President and
Chief Financial
Officer (6)

(1)	Amounts shown represent awards paid to executives in the following year, for performance achievements in the stated year.
(2)	Amounts shown represent changes in the liability recorded for the salary continuation plan for Ms. Barber.
(3)	Included in “All Other Compensation” for each of the Named Executive Officers includes a matching and safe-harbor employer contributions to the Company’s defined contribution plan, dividends on restricted stock and imputed income on split-dollar insurance policies.
(4)	Amounts represent the award date fair values of time-based restricted shares that vest three years from the date of the award. Fair value is determined as the previous day’s closing trade price of the Company’s stock.
(5)	Ms. McMinn retired from the Company on June 21, 2022.
(6)	Mr. Wolf became Chief Financial Officer of the Company on June 1, 2022.

Compensation described in the table above is paid according to the terms described in the preceding section entitled “Elements of Executive Compensation”.

The following table compares the compensation reported and the compensation actually paid to Marcie Barber, the company’s principal executive officer, or “PEO”, for fiscal year 2021 and 2022 to (i) the average compensation reported for, and paid to, the Named Executive Officers, or “NEOs”; (ii) the value of a $100 investment in the Company’s stock; and (iii) the Company’s net income:

Pay Versus Performance
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid to PEO	Average SCT Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income

2022	$ 532,462	$ 530,627	$ 232,630	$ 231,556	$97.85	$ 8,319,899
2021	517,352	511,024	322,094	318,232	94.10	6,603,795

Ms. Barber is the PEO for both 2021 and 2022. Compensation Actually Paid amount includes the following adjustment for 2021, change in current year grant fair value (“FV”) of ($128), change in FV of unvested restricted shares during the year of ($5,880) and change in FV of vested restricted shares during the year of ($320) and for 2022, change in current year grant FV of $285, change in FV of unvested restricted shares during the year of ($2,580) and  change in FV of vested restricted shares during the year of $460.

Ms. McMinn is the non-PEO NEO(s) for 2021 and her and Mr. Wolf for 2022. Compensation Actually Paid amount includes the following adjustment for 2021, change in current year grant fair value FV of ($78), change in FV of unvested restricted shares during the year of ($3,600) and  change in FV of vested restricted shares during the year of ($184) and for 2022, change in current year grant FV of $226, change in FV of unvested restricted shares during the year of ($1,580) and  change in FV of vested restricted shares during the year of $280.

2022 Outstanding Equity Awards at Year-End

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Marcie A. Barber	2/15/2022	-	-				2,850	$ 45,600
	2/16/2021	-	-				2,560	$ 40,960
	2/18/2020	-	-				2,600	$ 41,600
	2/17/2015	11,000	-		$17.800	2/17/2025
	2/18/2014	10,000	-		17.720	2/18/2024
	2/19/2013	1,773	-		17.650	2/19/2023

JoAnn N. McMinn	2/17/2015	6,700	-		17.800	2/17/2025
	2/18/2014	6,600	-		17.720	2/18/2024
	2/19/2013	3,400	-		17.650	2/19/2023

Michael W. Wolf	2/15/2022	-	-				500	$ 8,000

Vesting information for restricted stock awards in table above:

Ms. Barber

In 2020, Ms. Barber was awarded 2,600 restricted shares which fully vested on February 17, 2023. In 2021 and 2022, she was awarded 2,560 and 2,850 restricted shares, respectively, which will fully vest on February 15, 2024 and February 14, 2025, respectively.

Ms. McMinn

Upon her retirement on June 21, 2022, Ms. McMinn’s remaining 4,920 unvested shares vested immediately.

Mr. Wolf

In 2022, Mr. Wolf was awarded 500 restricted shares which will fully vest on February 14, 2025.

Potential Payments upon Termination and Golden Parachute Compensation Table

The following tables reflect the amount of compensation payable to each of the Named Executive Officers in the event of voluntary or involuntary termination of employment with the Company due to the scenarios described below, as if such termination had occurred on December 31, 2022.

Potential Payments as of December 31, 2021
Executive	Termination Due to Retirement (5)	Termination Due to Death	Termination Due to Disability	Voluntary Termination	Termination by Company with Cause	Termination by Company without Cause - Before Change in Control	Termination by Company without Cause - Upon or After Change in Control
Marcie A. Barber
Cash ($)
Salary Continuation Agreement (1)	$ 292,635	$ 300,000	$ 297,045	$ 292,635	$ 292,635	$ 292,635	$ 264,225
Group Term Carve-out Plan (2)	603,000	603,000	603,000	603,000	-	603,000	603,000
Equity ($)
Value of Options (3)	-	-	-	-	-	-	-
Value of Awards (3)	-	-	-	-	-	-	128,160
Pension/NQDC ($)	-	-	-	-	-	-	-
Perquisites and Benefits ($)	-	-	-	-	-	-	-
Change of Control Severance Agreement (4)	-	-	-	-	-	-	922,289
Tax Reimbursement ($)	-	-	-	-	-	-	-
Total ($)	$ 895,635	$ 903,000	$ 900,045	$ 895,635	$ 292,635	$ 895,635	$ 1,917,674

Michael W. Wolf
Cash ($)
Salary Continuation Agreement (1)	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Group Term Carve-out Plan (2)	-	-	-	-	-	-	-
Equity ($)
Value of Options (3)	-	-	-	-	-	-	-
Value of Awards (3)	-	-	-	-	-	-	8,000
Pension/NQDC ($)	-	-	-	-	-	-	-
Perquisites and Benefits ($)	-	-	-	-	-	-	-
Change of Control Severance Agreement (4)	-	-	-	-	-	-	442,570
Tax Reimbursement ($)	-	-	-	-	-	-	-
Total ($)	$ -	$ -	$ -	$ -	$ -	$ -	$ 450,570

(1) Salary Continuation Agreement

Ms. Barber’s Salary Continuation Agreement was executed in 2007 providing for an annual retirement benefit of $20,000 for a period of 15 years if vesting requirements are met. In the event of pre-retirement death, vesting would immediately occur, and her beneficiary would receive the full $20,000 annual benefit over 15 years. Pre-retirement benefits payable in the events of disability, early retirement, termination and change in control increase each year, until Ms. Barber reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years. Ms. Barber has reached the age of 64 as of December 31, 2022 and has become partially vested in each of these scenarios, for the annual amounts listed for each.

(2) Group Term Carve-out Plan

Ms. Barber’s Group Term Carve-out Plan became effective in 2007. Ms. Barber’s beneficiary would be entitled to a death benefit of three times base salary, up to a maximum of $603,000 in the hypothetical case of her death at December 31, 2022. Other scenarios of retirement, disability, termination and change of control reduce the death benefit to two times her salary, with the maximum amount receivable being $603,000.

(3) Value of Options and Awards

Ms. Barber is fully vested in all her outstanding incentive and non-qualified stock options, a total of 22,273 shares; however, as of December 31, 2022, none of her options were “in-the-money”, so there was no value to the options under any scenario as of such date. Unvested restricted shares would immediately vest upon a change of control but would require Board of Directors approval for the release of the restriction in any other case. The value of restricted shares in the table above is computed using the market value of the Company’s stock as of December 31, 2022, as of which date the closing price was $16.00.

(4) Change of Control Severance Agreement

A severance payment is triggered by Ms. Barber’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. Barber’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 4.23%) is equal to 2.95 times her average compensation for the most recent five years. The payment would have been payable in a lump sum within 30 days of her termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Ms. Barber is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is she permitted to solicit employees or customers for a period of one year after termination.

A severance payment is triggered by Mr. Wolf’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Mr. Wolf’s employment as a result of a change of control, he would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 4.23%) is equal to 2.00 times his average compensation for the most recent three years. The payment would have been payable in a lump sum within 30 days of his termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Mr. Wolf is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is he permitted to solicit employees or customers for a period of one year after termination.

(5) Retirement

Ms. Barber qualifies for the benefits payable at “early retirement” under the provision for the Salary Continuation Agreement and the Group Term Carve-out Plan.

Personnel and Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks that would require disclosure under applicable proxy rules. Members of the Personnel and Compensation Committee are Martin Dreibelbis - Chairman, Gary Kelsey, Timothy Havice and Michael Buffington. None of the members of the Committee is an officer or former officer of the Company or had any related party transactions with the Company that were required to be disclosed in this document.

PROPOSAL 2

NON-BINDING SAY ON PAY PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14a of the Securities Exchange Act (15 U.S.C. 78 n-1), Juniata is providing its shareholders with the opportunity to vote on an advisory (non-binding) resolution at this year’s Annual Meeting to approve Juniata’s executive compensation as described in this proxy statement, the tabular disclosures of the Named Executive Officers’ compensation (“Compensation Tables”), and other related information in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve or not approve Juniata’s executive pay program. Because the shareholder vote is not binding, the outcome of the vote may not be construed as overruling any decision by Juniata’s Board of Directors or Personnel and Compensation Committee regarding executive compensation. At the 2018 Annual Meeting, the shareholders voted to recommend that Juniata hold a Say on Pay vote annually. Shareholders will again vote to recommend the frequency at which Juniata should hold a Say on Pay vote at the 2024 Annual Meeting.

Juniata’s executive compensation philosophy and program are intended to achieve three objectives: align interests of the Executives with shareholder interests; link the Executives’ pay to performance; and attract, motivate and retain executive talent. Juniata’s executive compensation program currently includes a mix of base salary, incentive bonus, equity based compensation, retirement plan, health plans and other benefits. Juniata believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

“Resolved, that the compensation paid to Juniata’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Tables and any related material contained in the Proxy Statement, is hereby APPROVED.”

Approval of the non-binding resolution regarding the compensation of the Named Executive Officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

Because your vote is advisory, it will not be binding upon Juniata. However, Juniata’s Personnel and Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation arrangements, but no determination has been made as to what action the Personnel and Compensation Committee or Board might take if shareholders do not approve this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

Director’s Compensation

Presented below is data concerning the compensation of members of the Company’s Board of Directors for the year 2022.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension value and Non-qualified Deferred Compensation earnings ($)	All Other Compensation(2) ($)	Total ($)

Michael A. Buffington	27,700	1,912	-	-	-	260	29,872

Martin L. Dreibelbis	27,300	1,800	-	-	3,283	246	32,629

Philip E. Gingerich Jr.	4,800	1,943	-	-	10,923	569	18,235

Timothy I. Havice	35,200	2,490	-	-	70	7,102	44,862

Gary E. Kelsey	24,600	1,755	-	-	-	244	26,599

Richard M. Scanlon	26,100	1,871	-	-	881	1,186	30,038

Joseph B. Scarnati III	11,700	-	-	-	-	-	11,700

Bradley Wagner	27,100	1,928	-	-	-	260	29,288

(1)	Stock awards reflect the value at award date of restricted stock awards. Restricted stock awarded to directors in 2022 are subject to a three year cliff-vesting period, during which the recipient receives dividends and has voting rights.
(2)	Other compensation includes interest earned on deferred compensation balances and dividends received on restricted stock.

Each non-employee director is paid an annual fee of $19,200 for attendance at a minimum of 10 regularly scheduled meetings per year, with the Chairman receiving an additional $500 per meeting. Additionally, all non-employee directors also received $300 per meeting ($500 if Audit Committee chairman or $400 if other committee chairman) to attend committee and special meetings of the Board. These fees, whether paid in cash or deferred as part of the Director’s Deferred Compensation Plan, are included in the column titled “Fees Earned or Paid in Cash” in the above table. In addition to the fees, the Company provides benefits to the directors under several other non-qualified plans described below. The amount listed in the above table in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes the aggregate increase in carrying value during 2022 for the plans in which each director participates.

The 1999 Directors Deferred Compensation Plan. Effective January 1, 1999, the Board of Directors adopted a director’s deferred compensation plan (the “1999 Plan”). The 1999 Plan is an unfunded plan. The Company makes no contributions to the plan. The 1999 Plan allows our directors to defer receipt of their compensation to future dates. Prior to each calendar year, a director may elect to defer receipt of all or a part of his or her compensation for that calendar year. The Company will credit the deferred amounts to an account maintained at the Bank. Each participating director has a separate account. The deferred compensation earns interest, compounded quarterly, at the interest rate defined within the 1999 Plan.

A participating director who resigns as director before reaching age 55 will receive his or her account balance in one lump sum distribution. A participating director who resigns as director after reaching age 55 will receive his or her account balance in equal semi-annual payments over the ten years beginning on the earlier of January 1 or July 1 after the director resigns.

If a participating director dies prior to receiving all of his or her account balance, the director’s remaining account balance will be paid in one lump sum to the director’s designated beneficiary. In the event of a director’s permanent disability, he or she will receive the balance of any deferred amount in one lump sum.

Active directors participating in the 1999 Plan during 2022 were Messrs. Gingerich and Havice and Dr. Scanlon.

Director’s Retirement Plan. In January 2001, the Company established a retirement program for then-current directors.  The plan provides for a target retirement benefit of $8,500 per year for 10 years beginning at age 65, or, if later, when the director has completed 10 years of credited service (as defined in the plan) with the Board. The retirement benefit for each participating director accrues over his or her remaining projected period of service until he or she reaches age 65 or completes 10 years of credited service.  Lesser benefits are payable in the event of the director’s death, disability, or other termination (except terminations caused by the director’s fraud or dishonesty). Of the directors that served during 2022, participants in the plan were Messrs. Dreibelbis, Gingerich and Havice and Dr. Scanlon.

Split Dollar Life Insurance. In 2001, the Bank purchased split-dollar life insurance policies on each of the then-current directors. Participants who remain on the Board until age 65 or later will be eligible to retain $25,000 of life insurance coverage for the rest of their lives. The eligible directors are not required to pay premiums on the life insurance policy but will have the imputed value of the insurance coverage included in their taxable income.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms or filings of such forms on Edgar or on written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2022 all filing requirements under Section 16(a) applicable to its directors and executive officers were met in a timely manner.

Stock Ownership by Management and Beneficial Owners

No individual, group or business owns of record more than five percent of the Company’s stock. The following table shows the number of shares of common stock beneficially owned by each of the Company’s Directors and Named Executive Officers and of all the Directors and Officers as a group as of February 17, 2023. Common stock is the only class of equity securities of the Company that is outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding common stock
Marcie A. Barber	58,222	(2)	1.16%
Michael A. Buffington	2,685		*
Martin L. Dreibelbis	7,693	(1)	*
Timothy I. Havice	46,129	(3)	*
Gary E. Kelsey	15,554		*
Richard M. Scanlon, DMD	11,059	(1)	*
Joseph B. Scarnati III	2,250		*
Bradley J. Wagner	2,361	(1) (3)	*
Michael W. Wolf	2,258		*
Directors & Executive Officers as a group	148,211		2.96%	(4)

*       Indicates ownership of less than 1% of the outstanding common stock.

(1)	Includes shares held jointly with spouse as follows: Mr. Dreibelbis, 7,412 shares; Dr. Scanlon, 10,768 shares; and Mr. Wagner, 1,877 shares.
(2)	Includes shares that may be acquired within 60 days of the Record Date through the exercise of stock options as follows: Ms. Barber, 22,773.
(3)	Includes shares held jointly with children or grandchildren as follows: Mr. Havice, 2,220 shares; Mr. Wagner 188 shares.
(4)	Based on the total shares outstanding plus the number of shares underlying exercisable stock options of all directors and officers as a group. Included in the beneficial ownership amounts is restricted stock that has been awarded to each director and executive officer. Those restricted shares are in various stages of vesting. During the vesting period, the restricted stock can be voted by the owner.

Other Matters

Shareholder Proposals for the 2024 Annual Meeting of Shareholders

Shareholder proposals intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the 2024 Annual Meeting must be received by the Company’s Secretary at the Company’s registered address at Juniata Valley Financial Corporation, Bridge and Main Streets, Mifflintown, Pennsylvania no later than December 6, 2023 and must satisfy the other requirements of the Bylaws and Rule 14-8 under the Exchange Act.  Any shareholder proposal not received by December 6, will be considered untimely. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2024. Shareholders desiring to submit a nominee for director must provide notice to the Company no later than January 17, 2024 and comply with the other requirements of the Bylaws.. In the event that any other matters are properly brought before the Annual Meeting, and for which the Company did not receive notice at least 45 days prior to the date of mailing of this Proxy Statement, any proxy given pursuant to this solicitation will be voted in the discretion of the proxyholders named on the proxy card, as permitted by the Securities Exchange Act of 1934, as amended.

The presiding officer of the Annual Meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures and SEC requirements, including receipt of the required notice by the corporate secretary for the Company by the date specified. If a shareholder proposal is received by the Company after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2024 Annual Meeting of shareholders, the proxies appointed by the Company may exercise discretionary authority when voting on such proposal.

If the date of our next Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2023 Annual Meeting, we will promptly inform you of the change of the Annual Meeting and the date by which shareholder proposals must be received.

Other Business

At the date of this proxy statement, we are not aware of any business to be presented at the Annual Meeting other than as set forth in the notice of the meeting. If other proposals are properly brought before the Annual Meeting but fail to meet requirements to be included in the proxy statement, the proxy holders named in the enclosed proxy card will vote your shares in accordance with their best judgment.

Independent Registered Public Accounting Firm

The Audit Committee of the Board (the “Audit Committee”) engaged Crowe LLP as the Company’s independent registered public accounting firm for and with respect to the year ending December 31, 2022. A representative of Crowe is expected to be virtually present at the Annual Meeting. That representative will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

It is the policy of the Company that the Audit Committee pre-approve all audit and non-audit services performed by the independent auditors. Before any services are provided, the Committee is informed that such services are necessary and is advised of the estimated costs of such services. In 2022 and 2021, all audit and non-audit services, if any, performed by Crowe were approved in advance pursuant to this policy. The Audit Committee has determined that the performance by Crowe of the preparation of tax returns and advice on SEC accounting issues is compatible with maintaining that firm’s independence. The Company has paid the following fees to Crowe in the last two years:

Year	Audit Fees (1)	Audit-Related Fees	Tax Fees (2)	All Other Fees
2022	$218,300	$-	$25,750	$-
2021	191,950	-	24,200	-
(1)	Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, the issuance of a consent and the review of documents filed with the SEC, including out-of-pocket expenses.
(2)	Tax fees include the following: preparation of state and federal tax returns, tax consulting, tax advice and tax planning.

Annual Report on Form 10-K

Shareholders can obtain a copy of our Annual Report on Form 10-K free of charge by sending a written request to Michael W. Wolf, Executive Vice President/Chief Financial Officer, Juniata Valley Financial Corp., P.O. Box 66, Mifflintown, PA  17059.

Important Notice Regarding The Availability Of Proxy Materials For Shareholder Meeting To Be Held On May 16, 2023

This proxy statement, the proxy card and our 2022 Annual Report are available for viewing and printing at http://www.envisionreports.com/JUVF.

Exhibit A

RULES AND PROCEDURES FOR THE CONDUCT OF THE 2023 VIRTUAL ANNUAL MEETING OF JUNIATA VALLEY FINANCIAL CORP. (Juniata)

Shareholders may participate in the 2023 Annual Meeting online by accessing the internet at www.meetnow.global/MMLYV4Z and logging in using the instructions that accompany these proxy materials (no password is required). The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

In fairness to all Juniata shareholders participating in the meeting, and in the interest of an orderly meeting, we require that you honor the following rules of conduct:

●	Meeting Attendance:
o	Registered shareholders (i.e. shareholders who hold their shares through our transfer agent, Computershare), may attend the Annual Meeting virtually on the Internet by following the instructions on the notice or proxy card that you received.
o	If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Company shareholdings along with your name and email address to Computershare. Refer to page 3 of this Proxy Statement for instructions.
●	The meeting will follow the Agenda provided to all shareholders on the virtual meeting website.
●	Only shareholders of record or shareholders holding legal proxy may enter a comment or question at this meeting. You may submit questions, either before the meeting or during the meeting, using the online platform.
●	Please enter your comment or question using the instructions listed on the virtual meeting website, using the Q&A tab.
●	In fairness to other participants at the Annual Meeting, please limit comments or questions to one per shareholder.
●	Please keep your comments or questions brief.
●	The views and comments of all shareholders are welcome. However, the purpose of the meeting will be observed, and the chairperson may not address comments or questions that are not germane to the purpose of the meeting, including those that are:
o	irrelevant to the business of Juniata or the conduct of its operations;
o	related to pending or threatened litigation;
o	derogatory references that are not in good taste;
o	substantially repetitious statements made by other shareholders; or
o	discussions related to personal grievances.

001CSN52AC

exhibit

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online (preferred method) Go to www.envisionreports.com/JUVF or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/JUVF Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of three Class B Directors to serve until the 2025 Meeting: For Withhold For Withhold For Withhold 01 - Marcie A. Barber 02 - Timothy I. Havice 03 - Bradley J. Wagner For Against Abstain 2. Approval of a non-binding Say on Pay Proposal to approve the compensation of the named executive officers. Please sign exactly as your name appears hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all must sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 3 1 D V 03KWZB B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. A Proposals — The Board of Directors recommends a vote “FOR” the nominees listed below and a vote “FOR” Proposal 2. Annual Meeting Proxy Card

The 2022 Annual Meeting of Shareholders will be held on May 17, 2022 at 10:30am EST, virtually via the Internet at www.meetnow.global/MN56L4P To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/JUVF q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2022 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Kristi J. Burdge, Renee D. Williamson and Lisa M. Snyder, or any of them, as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Juniata Valley Financial Corp. held of record by the undersigned on February 18, 2022, at the annual meeting of shareholders to be held on May 17, 2022 and any adjournments thereof. The shares represented by this proxy will be voted as specified. If no directions are given, this proxy will be voted for the election of the nominees listed and for the approval of the Say on Pay Proposal. Although the Board of Directors knows of no other business to be presented, this proxy also confers authority to vote on any other business that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of the Board of Directors. This proxy may be revoked prior to its exercise. The Proxy Statement and Proxy Card are available at: www.JVBonline.com. Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the virtual Annual Meeting. + C Non-Voting Items REVOCABLE PROXY — JUNIATA VALLEY FINANCIAL CORP. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/JUVF